-------                                           -----------------------------
|FORM 4|                                                  OMB APPROVAL
-------                                           -----------------------------
                                                  OMB Number:         3235-0287
[ ] Check this box if no longer subject           Expires:     January 31, 2005
    to Section 16. Form 4 or Form 5               Estimated average burden
    obligations may continue.  See                hours per response........0.5
    instruction 1(b).                             -----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    MARSHALL                       SCHUYLER                  B.
--------------------------------------------------------------------------------
    (Last)                         (First)                (Middle)

                         100 CRESCENT COURT, SUITE 1700
--------------------------------------------------------------------------------
                                    (Street)

    DALLAS                              TX                75201
--------------------------------------------------------------------------------
    (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                           ALAMOSA HOLDINGS, INC.  APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, If An Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                    03/31/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                 4.                             Securities     Owner-
                                       2A.                       Securities Acquired (A) or     Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                Owned          Form:      7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)            Following      Direct     Nature of
                            action     Date, if     Code         -----------------------------  Reported       (D) or     Indirect
1.                          Date       any          (Instr. 8)                   (A)            Transaction(s) Indirect   Beneficial
Title of Security           (Month/    (Month/      ------------                 or             (Instr. 3      (I)        Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price   and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                                     (Over)
                                                                 SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ities:   In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D)      Bene-
1.           of      action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  or       ficial
Title of     Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    Indir-   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) ect (I)  ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right                                                                          Common
to buy)      $0.36   3/31/03  3/31/03  A        76,818       3/31/03   3/31/13   stock    76,818          76,818     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: Options are fully vested and have a 10-year term.


          /s/ Schuyler Marshall                               April 1, 2003
---------------------------------------------            -----------------------
Name: Schuyler B. Marshall                               Date

**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7-96)

                                   Page 2 of 2